Exhibit 99.1

From: Kenny Dichter

To: All Wheels Up and Air Partner Employees

Subject: The Path Forward

Time: March 1, 2023, 4:05 pm ET

Team:

As you are aware, last August we publicly announced our commitment to deliver adjusted EBITDA profitability in 2024, while simultaneously investing in an extraordinary customer experience. Since then, we have been laser-focused on our operations, technology, strategic investments and streamlining costs and organizational structures in key parts of the business to drive profitability.

Today, we announced that we are in the process of taking out more than $30 million in costs through headcount reductions in several areas of the business, excluding pilots, frontline maintenance and other customer-facing roles. These actions are consistent with our previously communicated Path to Profitability Plan and will help us realize the cost and organizational synergies resulting from acquisitions we’ve made over the past two years.

I am intensely aware that these reductions have a very human and emotional impact, and we always strive to treat everyone with the integrity and respect inherent in our Wheels Up values. At the same time, these are necessary business decisions that require us to be mindful of costs as we enhance our operations and continue to invest in the customer experience.

We are also focusing our company initiatives and priorities to better align our global teams to be more efficient while building an organization that scales profitably. Doing all of these things in concert will set us up for long-term success.

While saying goodbye to teammates and friends can be difficult, we have a world-class, industry-leading team to drive our business and brand forward. We will accomplish great things together, and I am looking forward to a strong 2023 for this team, our members, customers and shareholders.

Please join me and our leadership team for an All Hands Zoom today at 4:30 pm ET to discuss today’s announcement.

Wheels Up,

KD